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December 13, 2011
Goldman Sachs Trust
71 South Wacker Drive
Chicago, IL 60606

Re:	Goldman Sachs Trust — Goldman Sachs Rising Dividend Growth Fund (the “Acquiring Fund”) Registration Statement on Form N-14 (the “Registration Statement”)
Dear Ladies and Gentlemen:
We have acted as counsel to Goldman Sachs Trust (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”), filed with the Securities and Exchange Commission (“SEC”), on December 13, 2011, relating to the transfer of all of the assets of the Rising Dividend Growth Fund (the “Acquired Fund”), a series of the Dividend Growth Trust, a Delaware statutory trust, in exchange for the issuance of shares of beneficial interest of the Acquiring Fund, a Series of the Trust (the “Shares”), and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization by and between the Trust, on behalf of the Acquiring Fund, and Dividend Growth Trust, on behalf of the Acquired Fund (the “Reorganization Agreement”) filed therewith.
We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In connection with the opinions expressed herein, we have relied as to factual matters on representations made by the Trust in the Reorganization Agreement and in other documents, instruments and certificates delivered to us in connection with the transactions contemplated by the Reorganization Agreement. We have also relied upon certificates of public officials and officers of the Trust and upon other information we have obtained in the course of our representation of the Trust in connection with the transactions contemplated by the Reorganization Agreement. We note that we are not admitted to practice law in the State of Delaware and, to the extent that this opinion is based on Delaware law, it is based on the published statutes of the State and on the published decisions of courts applying Delaware law.
Based on and subject to the foregoing, we are of the opinion that:
1.	The Trust is a duly registered, open-end, management investment company, and its registration with the SEC as an investment company under the Investment Company Act of 1940, as amended, is in full force and effect; and

2.	The Shares of the Acquiring Fund and each Class thereof to be registered under the 1933 Act have been duly authorized for issuance and, when issued to Acquired Fund shareholders in the manner described in the Registration Statement, will be validly issued and, subject to the
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qualifications set forth in the Trust’s Declaration of Trust, fully paid and non-assessable beneficial interests in the Series and each Class thereof. In this regard, we note that, pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause each shareholder, or each shareholder of any particular Series or Class, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.
This opinion is solely for the benefit of the Acquired Fund and may not be provided to or relied on by any other person without our prior written consent. Our opinion is based on and limited to the current status of the law, and is subject in all respects to, and may be limited by, further rules, regulations and legislation, as well as developing case law. We do not undertake to notify any person of changes in facts or law occurring or coming to our attention after the delivery of this opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the SEC, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.
Very truly yours,
/s/ Dechert LLP
Dechert LLP